Exhibit 99.(10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 161 to Registration Statement No. 33-26305 on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights of BlackRock Exchange Portfolio, a series of BlackRock FundsSM, appearing in the Annual Report on Form N-CSR of BlackRock FundsSM for the year ended December 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 28, 2011